Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-01

Southwestern Public Service Company

(a New Mexico corporation)

$650,000,000 5.300% FIRST MORTGAGE BONDS, SERIES NO. 13 DUE 2036

$550,000,000 5.875% FIRST MORTGAGE BONDS, SERIES NO. 14 DUE 2056

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3/A-/A- (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	June 24, 2026

Settlement Date:	June 29, 2026 (T+3)

Principal Amount:	$650,000,000	$550,000,000

Maturity Date:	August 15, 2036	August 15, 2056

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2027 (long first coupon)	Semi-annually on February 15 and August 15, commencing on February 15, 2027 (long first coupon)

Reference Benchmark Treasury:	4.375% due May 15, 2036	4.750% due February 15, 2056

Benchmark Treasury Price:	99-24+	98-09+

Benchmark Treasury Yield:	4.404%	4.859%

Spread to Benchmark Treasury:	+90 bps	+103 bps

Yield to Maturity:	5.304%	5.889%

Coupon:	5.300%	5.875%

Price to the Public:	99.958% of the principal amount	99.790% of the principal amount

Net Proceeds to Issuer:	$645,502,000 (after deducting the underwriting discount but before transaction expenses)	$544,032,500 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to February 15, 2036 (the 2036 par call date), T +15 bps (calculated to the 2036 par call date)	Prior to February 15, 2056 (the 2056 par call date), T +20 bps (calculated to the 2056 par call date)

Par Call:	On or after February 15, 2036, at par	On or after February 15, 2056 at par

Call for Tax Credit Event:	At the issuer’s option, in whole, but not in part, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)	At the issuer’s option, in whole, but not in part, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

CUSIP/ISIN:	845743 BZ5 / US845743BZ57	845743 CA9 / US845743CA97

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Manager:	Independence Point Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. toll-free at (888) 200-0266, BofA Securities, Inc. toll-free at (800) 294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, RBC Capital Markets, LLC toll free at (866) 375-6829 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.